EXHIBIT 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of October 5th, 2006 (this “Agreement”), is between UNIVERSITY HOSPITAL SYSTEMS, LLP, a Delaware limited liability partnership (“Borrower”), and FELIX SPIEGEL, M.D., an individual (“Lender”).

RECITALS:

Borrower has requested that Lender extend credit to Borrower in the form of a revolving line of credit in the amount of $2,000,000.00. Lender is willing to make such extensions of credit to Borrower upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I.

Definitions

Section 1.1. Definitions. As used in this Agreement, the following terms have the following meanings:

“Advance” means an advance of funds by Lender to Borrower pursuant to Article II.

“Advance Request Form” means a certificate, in substantially the form of Exhibit “C”, properly completed and signed by Borrower requesting an Advance.

“Advance Termination Date” means September 30, 2007.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, including , (a) any Person which beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person or ten percent (10%) or more of the equity interest in such Person, (b) any Person of which such Person beneficially owns or holds ten percent (10%) or more of any class of voting shares or in which such Person beneficially owns or holds ten percent (10%) or more of the equity interests in such Person, and (c) any officer or director of such Person.

“Authorized Representative” means any officer or employee of Borrower who has been designated in writing by Borrower to Lender to be an Authorized Representative.

“Business Day” means any day on which commercial banks are not authorized or required to close in Houston, Texas.

“Closing Date” means the date on which this Agreement has been executed and delivered by the parties hereto and the conditions set forth in Section 6.1 have been satisfied.

EXHIBIT 10.1

“Commitment” means the obligation of Lender to make Advances hereunder in an aggregate principal amount at any time outstanding up to but not exceeding $2,000,000.00, except as otherwise provided in Section 2.1.

“Debt” means for any Person (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities or other evidences of indebtedness, for the repayment of money borrowed, including, with respect to Borrower, the indebtedness evidenced by the Note and all other indebtedness of Borrower to Lender, (b) all indebtedness representing deferred payment of the purchase price of property or assets, (c) all indebtedness under any lease which is required to be capitalized for balance sheet purposes, (d) all indebtedness under guaranties, endorsements, assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness of others, (e) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, and (f) any obligation to redeem or repurchase any of such Person’s capital stock, partnership or membership interests or other ownership interests as applicable.

“Default Rate” means the lesser of (a) the sum of the Prime Rate in effect from day to day plus five percent (5.0%) or (b) the Maximum Rate.

“Distribution” means (a) any distribution, dividend or any other payment or distribution (in cash, property or obligations) made by Borrower on account of its partnership interests, (b) any redemption, purchase, retirement or other acquisition by Borrower of any of its partnership interests, or (c) the establishment of any fund for any such distribution, dividend, payment or acquisition.

“Environmental Laws” means any and all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any federal, state, county, municipal or other governmental unit, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of Hazardous Substance or to health and safety matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“Event of Default” has the meaning specified in Section 11.1.

“Field Audits” means audits, verifications and inspections of the accounts receivable of Borrower, conducted by an independent third Person selected by Lender.

“Funded Debt” means, at any time, for Borrower, the sum of (a) all indebtedness for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, including the Note, (b) all obligations as lessee under capital leases, (c)all obligations to pay the deferred purchase price of property or services (but excluding trade accounts payable or trade notes in the ordinary course of business that are not past due by more than 90 days), (d) all indebtedness secured by a Lien on the property of such Borrower.

EXHIBIT 10.1

“Guarantors” means Kamran Nezami, Hassan Chahadeh, M.D., Octavio Calvillo, M.D. and Henry Small, M.D., and “Guarantor” means any one of them.

“Guaranty Agreement” means a Guaranty Agreement executed by a Guarantor in favor of Lender in substantially the form of Exhibit “B”, as the same may be amended, supplemented or modified.

“Hazardous Substance” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent or other material which is or becomes listed, regulated or addressed under any Environmental Law.

“Income Tax Expense” means for Borrower for any period, all state and federal income taxes paid or due to be paid during such period.

“Lien” means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law or otherwise.

“Loan Documents” means this Agreement and all promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents and agreements maybe amended, modified, renewed, extended or supplemented.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or the Obligated Parties, taken as a whole, (b) the ability of Borrower to pay the Obligations or the ability of Borrower or the Obligated Parties, taken as a whole, to perform their respective obligations under this Agreement or any of the other Loan Documents or (c) the validity or enforceability of this Agreement or any of the other Loan Documents, or the rights or remedies of Lender hereunder or there under.

“Maximum Rate” means the maximum rate of nonusurious interest permitted from day to day by applicable law, including Chapter 303 of the Texas Finance Code(the “Code”) (and as the same may be incorporated by reference in other Texas statutes). To the extent that Chapter 303 of the Code is relevant to Lender for the purposes of determining the Maximum Rate, Lender may elect to determine such applicable legal rate pursuant to the “weekly ceiling,” from time to time in effect, as referred to and defined in Chapter 303 of the Code; subject, however, to the limitations on such applicable ceiling referred to and defined in the Code, and further subject to any right Lender may have subsequently

“Note” means the promissory note executed by Borrower payable to the order of Lender, in substantially the form of Exhibit “A”, as the same may be renewed, extended or modified and all promissory notes executed in renewal, extension, modification or substitution thereof.

EXHIBIT 10.1

“Obligated Party” means each Guarantor and any other Person who is or becomes a party to any agreement pursuant to which such Person guarantees or secures payment and performance of the Obligations or any part thereof.

“Obligations” means all obligations, indebtedness and liabilities of Borrower to Lender, now existing or hereafter arising, including, without limitation, the obligations, indebtedness and liabilities of Borrower under the Note, and all interest accruing thereon and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

“Organizational Documents” means, for any Person, (a) the articles of incorporation and bylaws of such Person if such Person is a corporation, (b) the articles of organization and regulations of such Person if such Person is a limited liability company, (c) the limited partnership agreement of such Person if such Person is a limited partnership, or (d) the documents under which such Person was created and is governed if such person is not a corporation, limited liability company or limited partnership.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, company, trust, governmental authority or other entity.

“Plans and Specifications” means the plans and specifications for the development, construction and renovation of the Project, approved by Borrower and Lender as required herein, and all amendments and modifications thereof.

“Prime Rate” means that variable rate of interest per annum established by Lender from time to time as its prime rate which shall vary from time to time. Such rate is set by Lender as a general reference rate of interest, taking into account such factors as Lender may deem appropriate, it being understood that many of Lender’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate charged to any customer and that Lender may make various commercial or other loans at rates of interest having no relationship to such rate.

“Regulatory Change” means, with respect to Lender, any change after the date of this Agreement in United States federal, state or foreign laws or regulations(including Regulation D of the Board of Governors of the Federal Reserve System), or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including Lender of or under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Subsidiary” means any Person of which or in which Borrower or its other Subsidiaries own or control, directly or indirectly, fifty percent (50%) or more of (a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the directors, managers or equivalent body of such Person, if it is a corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated association or organization.

EXHIBIT 10.1

“Tax Distribution” means any Distribution made by Borrower in amounts which are sufficient to permit the partners of Borrower to pay their federal income taxes which arise solely and directly as a result of their ownership interest in Borrower.

“Termination Date” means 11:00 a.m., Houston, Texas time on September 30, 2007, or such earlier date on which the Commitment terminates as provided in this Agreement.

“Unmatured Event of Default” means the occurrence of an event or the existence of a condition which, with the giving of notice or the passage of time would constitute an Event of Default.

Section 1.2. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof’, “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms used herein that are defined in the Uniform Commercial Code as adopted by the State of Texas, unless otherwise defined herein, shall have the meanings specified in the Uniform Commercial Code as adopted by the State of Texas. In the event that, at any time, Borrower has no Subsidiaries, all references to the Subsidiaries of Borrower and the consolidation of certain financial information shall be deemed to be inapplicable until such time as Borrower has a Subsidiary.

ARTICLE II.

Advances

Section 2.1. Advances. Subject to the terms and conditions of this Agreement, Lender agrees to make one or more Advances to Borrower from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any timeout standing up to but not exceeding the Commitment; provided that the aggregate amount of all Advances at any time outstanding shall not exceed the Commitment. Lender shall have no obligation to make any Advance if an Event of Default or an Unmatured Event of Default has occurred and is continuing. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay and reborrow hereunder.

Section 2.2. Note. The obligation of Borrower to repay the Advances shall be evidenced by Note executed by Borrower, payable to the order of Lender, in the principal amount of the Commitment.

Section 2.3. Repayment of Advances. Borrower shall repay the unpaid principal amount of all Advances on the earlier of (a) the Termination Date or (b) such other dates on which the Advances are or may be required to be paid pursuant to this Agreement.

EXHIBIT 10.1

Section 2.4. Interest. The unpaid principal amount of the Advances shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a)the Maximum Rate or (b) the greater of (i) TEN percent (10%) per annum or (ii) the sum of the Prime Rate in effect from day to day plus TWO percent (2.0%), and each change in the rate of interest charged on the Advances shall become effective, without notice to Borrower, on the effective date of each change in the Prime Rate or the Maximum Rate, as the case may be; provided, however, if at any time the rate of interest specified in clause (b) preceding shall exceed the Maximum Rate, thereby causing the interest on the Advances to be limited to the Maximum Rate, then any subsequent reduction in the Prime Rate shall not reduce the rate of interest on the Advances below the Maximum Rate until the aggregate amount of interest actually accrued on the Advances equals the amount of interest which would have accrued on the Advances if the interest rate specified in clause (b) preceding had at all times been in effect. Accrued and unpaid interest on the Advances shall be payable on the last day of each month commencing on October 31, 2006, and on the Termination Date. If an Event of Default has occurred and is continuing, all principal of the Advances shall bear interest at the Default Rate.

Section 2.5. Requests for Advances. Borrower shall give Lender notice of each requested Advance by delivery to Lender of an Advance Request Form executed by an Authorized Representative, properly completed and containing the information required therein, including the purpose for each Advance. Assuming that each Advance Request Form is in proper form, if Lender receives an Advance Request Form prior to 1:00 p.m. on any Business Day, Lender will make the requested Advance on the same Business Day, and if Lender receives an Advance Request Form after 1:00 p.m., Lender will make the requested Advance on the next Business Day.

Section 2.6. Use of Proceeds. The proceeds of Advances shall be used for working capital purposes or operating expenses.

ARTICLE III.

Intentionally Omitted

ARTICLE IV.

Payments

Section 4.1. Method of Payment. All payments of principal, interest and other amounts to be made by Borrower under this Agreement, the Note or any other Loan Documents shall be made to Lender at its designated office, without setoff, deduction or counterclaim in immediately available funds. Whenever any payment under this Agreement, the Note or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next Business Day, and interest shall continue to accrue until the payment is received.

Section 4.2. Voluntary Prepayment. Borrower may prepay the Note in whole or in part at any time or from time to time without premium or penalty but with accrued interest to the date of prepayment on the amount so prepaid.

EXHIBIT 10.1

Section 4.3. Computation of Interest. Interest on the indebtedness evidenced by the Note shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

ARTICLE V.

Guaranty

Section 5.1. Guaranty. Guarantors shall unconditionally and irrevocably guarantee payment and performance of the Obligations as provided in the Guaranty Agreement by execution and delivery of the Guaranty Agreement, respectively.

ARTICLE VI.

Conditions Precedent

Section 6.1. Initial Extension of Credit. The obligation of Lender to make the initial Advance is subject to the condition precedent that prior thereto Lender shall have received all of the documents set forth below in form and substance satisfactory to Lender.

(a) Certificate – Borrower. A certificate of a Manager or another officer of Borrower acceptable to Lender certifying (i) resolutions of the partners of Borrower which authorize the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or is to be a party and (ii) the names of the officers of Borrower authorized to sign this Agreement and each of the other Loan Documents to which Borrower is or is to be a party together with specimen signatures of such Persons.

(b) Organizational Documents – Borrower. The Partnership Agreement of Borrower and the Certificate of Partnership of Borrower certified by an officer of Borrower acceptable to Lender.

(c) Governmental Certificates – Borrower. A certificate issued by the appropriate government official of the state of organization of Borrower as to the existence of Borrower.

(d) Note. The Note executed by Borrower.

(e) Guaranty Agreements. The Guaranty Agreements executed by each of the Guarantors, respectively.

(f) Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 12.1, to the extent incurred, have been paid in full by Borrower.

EXHIBIT 10.1

(g) Additional Documentation. Such additional approvals, opinions or documents as Lender may reasonably request.

Section 6.2. Conditions to Advances. The obligation of Lender to make any Advance (including the initial Advance) is subject to receipt by Lender of the items required by Section 2.5, as applicable, and such additional approvals or documents as Lender may reasonably request.

ARTICLE VII.

Representations and Warranties

To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender that:

Section 7.1. Existence. Borrower and each Subsidiary (a) are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization,(b) have all requisite power and authority to own their assets and carry on their business as now being or as proposed to be conducted and (c) are qualified to do business in all jurisdictions necessary and where failure to so qualify would have a Material Adverse Effect. Borrower has the power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

Section 7.2. Requisite Action; No Breach. The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or may become a party have been duly authorized by all requisite action on the part of Borrower and do not and will not violate or conflict with the Organizational Documents of Borrower or any law, rule or regulation or any order, writ, injunction or decree of any court, governmental authority or arbitrator, and do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien (except as provided in this Agreement) upon any of the revenues or assets of Borrower or any Subsidiary pursuant to the provisions of any indenture, mortgage, deed of trust, security agreement, franchise, permit, license or other instrument or agreement by which Borrower or any Subsidiary or any of their respective properties is bound.

Section 7.3. Operation of Business. Borrower and each Subsidiary possess all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted.

Section 7.4. Litigation and Judgments. There is no action, suit, investigation or proceeding before or by any court, governmental authority or arbitrator pending, or to the knowledge of Borrower, threatened against or affecting Borrower or any Subsidiary, that could, if adversely determined, have a Material Adverse Effect. There are no outstanding judgments against Borrower or any Subsidiary.

Section 7.5. Rights in Properties; Liens. Borrower and each Subsidiary have good and marketable title to or valid leasehold interests in their respective properties and assets, real and personal, and none of the properties, assets or leasehold interests of Borrower or any Subsidiary is subject to any Lien, except as permitted by this Agreement.

EXHIBIT 10.1

Section 7.6. Enforceability. This Agreement constitutes, and the other Loan Documents to which Borrower is a party, when delivered, shall constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditor’s rights.

Section 7.7. Approvals. No authorization, approval or consent of, and no filing or registration with, any court, governmental authority or third party is or will be necessary for the execution, delivery or performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or may become a party or the validity or enforceability thereof.

Section 7.8. Use of Proceeds; Margin Securities. Neither Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 7.9. ERISA. Borrower and each Subsidiary have complied with all applicable minimum funding requirements and all other applicable and material requirements of ERISA, and there are no existing conditions that would give rise to liability thereunder. No Reportable Event (as defined in Section 4043 of ERISA) has occurred in connection with any employee benefit plan that might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such plan.

Section 7.10. Taxes. Borrower and each Subsidiary have filed all tax returns (federal, state and local) required to be filed, including all income, franchise, employment, property and sales taxes, and have paid all of their liabilities for taxes, assessments, governmental charges and other levies that are due and payable, and Borrower knows of no pending investigation of Borrower or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of Borrower or any Subsidiary.

Section 7.11. Disclosure. There is no fact known to Borrower which has a Material Adverse Effect on the Borrower or which might in the future have a Material Adverse Effect on the Borrower that has not been disclosed in writing to Lender.

Section 7.12. Subsidiaries. Borrower has no Subsidiaries.

Section 7.13. Compliance with Laws. Neither Borrower nor any Subsidiary is in violation in any material respect of any law, rule, regulation, order or decree of any court, governmental authority or arbitrator.

EXHIBIT 10.1

Section 7.14. Compliance with Agreements. Neither Borrower nor any Subsidiary is in violation in any material respect of any document, agreement, contract or instrument to which it is a party or by which it or its properties are bound.

Section 7.15. Environmental Matters. Borrower and each Subsidiary, and their respective properties, are in compliance with all applicable Environmental Laws and neither Borrower nor any Subsidiary is subject to any liability or obligation for remedial action thereunder. There is no pending or threatened investigation or inquiry by any governmental authority of Borrower or any Subsidiary or any of their respective properties pertaining to any Hazardous Substance. Except in the ordinary course of business and in compliance with all Environmental Laws, there are no Hazardous Substances located on or under any of the properties of Borrower or any Subsidiary. Except in the ordinary course of business and incompliance with all Environmental Laws, neither Borrower nor any Subsidiary has caused or permitted any Hazardous Substance to be disposed of on or under or released from any of its properties. Borrower and each Subsidiary have obtained or will obtain prior to the time required all permits, licenses and authorizations which are required under and by all Environmental Laws.

Section 7.16. Solvency. Borrower and its Subsidiaries, on an individual and a consolidated basis, are not insolvent, Borrower’s and its Subsidiaries’ assets, on an individual and a consolidated basis, exceed their liabilities, and Borrower will not be rendered insolvent by the execution and performance of this Agreement and the Loan Documents.

Section 7.17. Investment Company Act. Neither Borrower nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE VIII.

Affirmative Covenants

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, Borrower will perform and observe the covenants set forth below, unless Lender shall otherwise consent in writing

Section 8.1. Reporting Requirements. Borrower will deliver to Lender:

(a) Tax Returns. Within fifteen (15) days following the filing thereof, copies of each federal income tax return filed by Borrower.

(b) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, affecting Borrower, any Guarantor or any Subsidiary which could have a Material Adverse Effect.

(c) Judgments. Within five (5) days of obtaining knowledge thereof, notice of any judgment against Borrower, any Guarantor or any Subsidiary in an amount which is greater than $25,000.00.

EXHIBIT 10.1

(d) Notice of Default. As soon as possible and in any event within five (5)days after the occurrence of each Event of Default and Unmatured Event of Default a written notice setting forth the details of such Event of Default or Unmatured Event of Default or event and the action which Borrower has taken and proposes to take with respect thereto.

(e) Notice of Material Adverse Effect. As soon as possible, and in any event within five (5) days after Borrower becomes aware thereof, notice of the occurrence of any event or the existence of any condition which could have a Material Adverse Effect.

(f) General Information. Promptly, such other information concerning Borrower, any Guarantor or any Subsidiary as Lender may from time to time reasonably request.

Section 8.2. Maintenance of Existence; Conduct of Business. Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its corporate existence and all of its leases, privileges, licenses, permits, franchises, qualifications and rights that are necessary in the ordinary conduct of its business

Section 8.3. Maintenance of Properties. Borrower will maintain, and will cause each Subsidiary to maintain its assets and properties in good condition and repair.

Section 8.4. Taxes and Claims. Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments and governmental charges imposed on it or its income or profits or any of its property and (b) all lawful claims for labor, material and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that neither Borrower nor any Subsidiary shall be required to pay or discharge any claim, tax, levy, assessment or governmental charge with respect to which no Lien has been filed of record, which is being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established.

Section 8.5. Insurance.

(a) Borrower will maintain, and will cause each Subsidiary to maintain, with financially sound and reputable insurance companies workmen’s compensation insurance, liability insurance and insurance on its property, assets and business, all at least in such amounts and against such risks as are usually insured against by Persons engaged in similar businesses. Each insurance policy covering Collateral shall name Lender as lender loss payee and provide that such policy will not be cancelled without thirty (30) days prior written notice to Lender.

(b) Borrower will cause its partners to maintain malpractice insurance in at least in such amounts and against such risks as are usually insured against by physicians engaged in similar practices.

EXHIBIT 10.1

Section 8.6. Inspection; Field Audits. At any reasonable time and from time to time, Borrower will permit, and will cause Guarantor and each Subsidiary to permit, representatives of Lender:

(a) To examine and make copies of the books and records of, and visit and inspect the properties or assets of Borrower, Guarantors and any Subsidiary and to discuss the business, operations and financial condition of any such Persons with their respective officers and employees and with their independent certified public accountants; and

(b) To conduct Field Audits; provided, however, that (i) Lender intends to conduct at least one Field Audit during each fiscal year of Borrower, and (ii) the cost of one Field Audit during each fiscal year shall be paid by Borrower.

Section 8.7. Keeping Books and Records. Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in which full, true and correct entries in conformity with Borrower’s historical accounting methods and procedures and in compliance with good accounting principles consistently applied shall be made of all dealings and transactions in relation to its business and activities.

Section 8.8. Compliance with Laws. Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders of any court, governmental authority or arbitrator.

Section 8.9. Compliance with Agreements. Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all agreements, contracts and instruments binding on it or affecting its properties or business.

Section 8.10. Further Assurances. Borrower will execute and deliver, and will cause each Subsidiary to execute and deliver, such further instruments as may be requested by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to preserve and perfect the Liens of Lender in the Collateral.

Section 8.11. ERISA. Borrower will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERJSA, if applicable, so as not to give rise to any liability thereunder.

Section 8.12. Continuity of Operations. Borrower will continue to conduct, and will cause each Subsidiary to continue to conduct, its primary businesses as conducted as of the Closing Date and to continue its operations in such businesses.

ARTICLE IX.

Negative Covenants

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, Borrower will perform and observe the covenants set forth below, unless Lender shall otherwise consent in writing.

EXHIBIT 10.1

Section 9.1. Mergers. Acquisitions, Dissolutions and Disposition of Assets. Borrower will not, and will not permit any Subsidiary to, (a) become a party to a merger, consolidation, partnership or joint venture or purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person,(b) dissolve or liquidate, (c) amend its Organizational Documents, (d) sell, lease, assign, transfer or otherwise dispose of substantially all of its assets, except dispositions of inventory in the ordinary course of business, (e) create any new Subsidiary or (f) enter into any agreement to do any of the foregoing.

Section 9.2. Restricted Payments. Borrower will not declare or pay any Distribution if (a) at the time of making such Distribution, an Event of Default or Unmatured Event of Default exists, or (b) an Event of Default or Unmatured Event of Default would arise as a result of making such Distribution.

Section 9.3. Loans and Advances. Other than advances for normal business expenses, Borrower will not make, and will not permit any Subsidiary to make, any advance, loan or extension of credit to any Person, including any employee, officer or director of Borrower or any Subsidiary.

Section 9.4. Investments. Borrower will not make, and will not permit any Subsidiary to make, any capital contribution to or investment in, or purchase, or permit any Subsidiary to purchase, any stock, bonds, notes, debentures, or other securities of any Person, except (a) readily marketable direct obligations of the United States of America, (b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition of Lender or any commercial bank operating in the United States having capital and surplus in excess of $100,000,000.00, (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service, Inc., and (d) investments made through Lender or its Affiliates and approved by Lender.

Section 9.5. Compliance with Environmental Laws. Borrower will not, and will not permit any Subsidiary to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation or disposal of any Hazardous Substance, except in the ordinary course of business and in compliance with all Environmental Laws, (b) generate any Hazardous Substance, except in the ordinary course of business and in compliance with all Environmental Laws, (c) conduct any activity which is likely to cause a release or threatened release of any Hazardous Substance, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law.

Section 9.6. Accounting. Borrower will not make, and will not permit any Subsidiary to make, any change in accounting methods unless Borrower shall have received the consent of Lender and Borrower’s accounting treatments and reporting practices shall be in accordance Borrower’s historical accounting methods and procedures and in compliance with good accounting principles consistently applied.

EXHIBIT 10.1

Section 9.7. Change of Business. Borrower will not enter into, or permit any Subsidiary to enter into, any type of business which is materially different from the business in which Borrower or such Subsidiary is presently engaged.

Section 9.8. Transactions With Affiliates. Borrower will not enter into, or permit to exist, and will not permit any Subsidiary to enter into or permit to exist, any transaction, arrangement or contract (including any lease or other rental agreement) with any of its Affiliates which is on terms which are less favorable than are obtainable from any Person who is not an Affiliate of Borrower or such Subsidiary.

ARTICLE X.

Intentionally Omitted

ARTICLE XI.

Default

Section 11.1. Events of Default. Each of the following shall be deemed an “Event of Default”:

(a) Borrower shall fail to pay the Obligations or any part thereof within five (5) days of the date when due.

(b) Any representation or warranty made or deemed made by Borrower or any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Agreement shall be false, misleading or erroneous in any material respect when made or deemed to have been made.

(c) Borrower or any Obligated Party shall fail to perform, observe or comply with (i) any covenant, agreement or term contained in Sections 8.1, 8.5, 8.13, or 8.15, or Article IX or Article X of this Agreement or (ii) any covenant, agreement or term contained in this Agreement (other than in Sections 8.1, 8.5, 8.13, or 8.15, or Article IX or Article X of this Agreement) or any other Loan Document and such failure shall continue for fifteen (15) days following the date on which Lender gives Borrower notice of such failure.

(d) Borrower, any Subsidiary, or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with res pect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

EXHIBIT 10.1

(e) An involuntary proceeding shall be commenced against Borrower, any Subsidiary or any Obligated Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days.

(f) Borrower, any Subsidiary or any Obligated Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration or similar proceeding or proceedings involving an aggregate amount m excess of $25,000.00 against any of its assets or properties.

(g) Borrower, any Subsidiary or any Obligated Party shall fail to satisfy and discharge promptly any judgment or judgments against it for the payment of money in an aggregate amount in excess of $25,000.00.

(h) Borrower, any Subsidiary or any Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

(i) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower, any Subsidiary, any Obligated Party or any of their respective owners, or Borrower or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and Lien upon any of the Collateral purported to be covered thereby.

(j) A Material Adverse Effect shall have occurred.

(k) The ownership of more than twenty percent (20%) of the ownership interests of either the limited partners or the General Partner of Borrower shall change, on a cumulative basis, during the term of this Agreement.

Section 11.2. Remedies Upon Default. If any Event of Default shall occur, Lender may do any one or more of the following: (a) declare the outstanding principal of and accrued and unpaid interest on the Note and the Obligations or any part thereof to be immediately due and payable, and the san1e shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower, (b) terminate the Commitment without notice to Borrower, (c) foreclose or otherwise enforce any Lien granted to Lender to secure payment and

EXHIBIT 10.1

performance of the Obligations and (d) exercise any and all rights and remedies afforded byte laws of the State of Texas or any other jurisdiction by any of the Loan Documents, by equity or otherwise; provided, however, that upon the occurrence of an Event of Default under Section 11.1(d) or Section 11.1(e), the Commitment shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the Note and the other Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower.

Section 11.3. Performance by Lender. If Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Lender may after five (5) days prior written notice to Borrower perform or attempt to perform such covenant, duty or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Lender, promptly pay any amount expended by Lender in such performance or attempted performance to Lender, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

ARTICLE XII.

Miscellaneous

Section 12.1. Expenses of Lender. Borrower hereby agrees to pay Lender on demand (a) all reasonable costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of Lender’s legal counsel, (b) all reasonable costs and expenses incurred by Lender in connection with the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of Lender’s legal counsel and (c) all other reasonable costs and expenses incurred by Lender in connection with this Agreement or any other Loan Document, including, without limitation, all costs, expenses, taxes, assessments, filing fees and other charges levied by any governmental authority or otherwise payable in respect of this Agreement or any other Loan Document or in obtaining any insurance policy, audit or appraisal in respect of the Collateral.

Section 12.2. INDEMNIFICATION. BORROWER HEREBY INDEMNIFIES LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES., ATTORNEYS AND AGENTS FROM, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) (COLLECTIVELY, “CLAIMS”) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH · DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DE LIVERY, PERFORMANCE, ADMINISTRATION OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY

EXHIBIT 10.1

BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL OR CLEANUP OF ANY HAZARDOUS SUBSTANCE LOCATED ON, ABOUT, WITHIN OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY SUBSIDIARY, (E) ANY ACT OR OMISSION OF LENDER BASED UPON ANY FAX OR ELECTRONIC TRANSMISSION OR (F)ANY MATTER RELATED TO ANY LETTER OF CREDIT, INCLUDING, WITH RESPECT TO ALL OF THE ABOVE, ANY CLAIM WHICH ARISES AS A RESULT OF THE NEGLIGENCE OF LENDER; PROVIDED, HOWEVER, THAT BORROWER’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 12.2 SHALL NOT APPLY TO THE EXTENT THAT THE CLAIMS ARISE AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

Section 12.3. Limitation of Liability. Neither Lender nor any Affiliate, officer, director, employee, attorney or agent of Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue any of them upon, any claim for any special, indirect, incidental or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transaction contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases and agrees not to sue Lender or any of Lender’s Affiliates, officers, directors, employees, attorneys or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 12.4. No Waiver; Cumulative Remedies. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 12.5. Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of Lender and Borrower and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without prior written consent of Lender.

Section 12.6. Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them. Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations of Borrower under Sections 12.1 and 13.2 shall survive repayment of the Note and termination of the Commitment.

EXHIBIT 10.1

Section 12.7. Amendment. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the parties hereto.

Section 12.8. Maximum Interest Rate. No provision of this Agreement or of any other Loan Documents shall require the payment or the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any other Loan Documents or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither Borrower nor the sureties, guarantors, successors or assigns of Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. In the event Lender ever receives, collects or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Note; and, if the principal of the Note has been paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Borrower and Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Note so that interest for the entire term does not exceed the Maximum Rate.

Section 12.9. Notices.

(a) All notices and other communications provided for in this Agreement and the other Loan Documents shall be in writing and may (subject to paragraph (b) below) be telecopied (faxed), mailed by certified mail return receipt requested, or delivered by hand or overnight courier service to the intended recipient at the addresses specified below or at such other address as shall be designated by any party listed below in a notice to the other parties listed below given in accordance with this Section.

If to Borrower:	University Hospital Systems, LLP
1 Houston Center- 1221 McKinney Street
Suite 3240
Houston, TX 77010
Attention: Kamran Nezami
Telephone No.:
Fax No.:

With a copy to:	Winstead, Sechrest & Minick
2400 Bank One Center
910 Travis Street
Houston, TX 77002
Attention: Ed Laborde
Telephone No.: 713.650.2797
Fax No.: 713.650.2400

EXHIBIT 10.1

If to Lender:	Felix Spiegel, M.D.

Telephone No.:
Fax No.:

With a Copy to:	John Creighton

Telephone No.:
Fax No.: 409.838.6959

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy (fax), subject to confirmation of receipt, when delivered if by hand or overnight courier service or, in the case of a mailed notice, three (3) days after the date when duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, that notices to Lender pursuant to Article II shall not be effective until received by Lender.

(b) Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested function, as available, return e-mail or other written acknowledgment), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Provided, however, no notice of an Event of Default or notice of acceleration or the exercise of any remedy shall be provided via e-mail.

Section 12.10. Applicable Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Harris County, Texas and it shall be performable for all purposes in Harris County, Texas. Any action or proceeding against Borrower under or in connection with any of the Loan Documents may be brought in any state or federal court in Harris County, Texas, and Borrower hereby irrevocably submits to the nonexclusive jurisdiction of such courts and waives: my objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum. Borrower agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its office specified in this Agreement. Nothing herein or in any of the other Loan Documents shall affect the right of Lender to serve process in any other manner permitted by law or shall limit the right of Lender to bring any action or proceeding against Borrower or with respect to any of its property in courts in other jurisdictions. Any action or proceeding by Borrower against Lender shall be brought only in a court located in Harris County, Texas.

EXHIBIT 10.1

Section 12.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.12. Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to_ the provision held to be invalid or illegal.

Section 12.13. Headings. The headings, captions and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 12.14. Non-Application of Chapter 346 of Texas Finance Code. The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.

Section 12.15. USA Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

Section 12.16. ENTIRE AGREEMENT. THIS AGREEMENT, THE NOTE(S) AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

UNIVERSITY HOSPITAL SYSTEMS, LLP, a Delaware limited liability partnership

By:	/s/ Kamran Nezami
Kamran Nezami President and Chief Executive Officer

EXHIBIT 10.1

LENDER:

/s/ FELIX SPIEGEL
FELIX SPIEGEL, M.D.

EXHIBIT 10.1

LIST OF EXHIBITS

Exhibits	Documents

A	Note

B	Form of Guaranty

C	Advance Request Form

EXHIBIT 10.1

EXHIBIT “A”

REVOLVING CREDIT PROMISSORY NOTE

$2,000,000.00	Houston, Texas	October , 2006

FOR VALUE RECEIVED, the undersigned, UNIVERSITY HOSPITAL SYSTEMS, LLP, a Delaware limited liability partnership (“Borrower”), hereby promises to pay to the order of FELIX SPIEGEL, M.D. (“Lender”), at his designated office, in lawful money of the United States of America, the principal sum of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00), or so much thereof as may be advanced and outstanding hereunder, together with interest on the outstanding principal balance from day to day remaining, at a rate per annum which shall from day to day be equal to the lesser of (a) the Maximum Rate (hereinafter defined) or (b) the greater of (i) TEN percent (10%) per annum or (ii) the sum of the Prime Rate (hereinafter defined) of Amegy Bank, N.A. in effect from day to day plus TWO percent (2.0%), and each change in the rate of interest charged hereunder shall become effective, without notice to Borrower, on the effective date of each change in the Prime Rate or the Maximum Rate, as the case may be. Provided, however, if at any time the rate of interest specified in clause (b) preceding shall exceed the Maximum Rate, thereby causing the interest rate hereon to be limited to the Maximum Rate, then any subsequent reduction in the Prime Rate shall not reduce the rate of interest hereon below the Maximum Rate until the total amount of interest accrued hereon equals the amount of interest which would have accrued hereon if the rate specified in clause (b) preceding had at all times been in effect. If an Event of Default (as defined in the Loan Agreement) occurs, the principal hereof shall bear interest at the Default Rate (hereinafter defined.)

Principal of and interest on this Note shall be due and payable as follows:

(a) Accrued and unpaid interest on this Note shall be payable monthly, on the last day of each month commencing on October 31, 2006 and upon the maturity of this Note, however such maturity may be brought about; and

(b) All outstanding principal of this Note and all accrued interest hereon shall be due and payable on September 30, 2007.

If an Event of Default (hereinafter defined) has occurred and is existing, the principal hereof shall bear interest at the Default Rate (hereinafter defined).

Interest on the indebtedness evidenced by this Note shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

EXHIBIT 10.1

As used in this Note, the following terms shall have the respective meanings indicated below:

“Agreement” means that certain Loan Agreement dated as of even date herewith between Borrower and Lender, as the same may be amended or modified from time to time.

“Default Rate” means the lesser of(a) the sum of the Prime Rate plus five percent (5.0%), or (b) the Maximum Rate.

“Event of Default” shall have the meaning given to such term in the Agreement.

“Maximum Rate” means the maximum rate of nonusurious interest permitted from day to day by applicable law, including Chapter 303 of the Texas Finance Code (the “Code”) (and as the same may be incorporated by reference in other Texas statutes). To the extent that Chapter 303 of the Code is relevant to any holder of this Note for the purposes of determining the Maximum Rate, each such holder elects to determine such applicable legal rate pursuant to the “weekly ceiling,” from time to time in effect, as referred to and defined in Chapter 303 of the Code; subject, however, to the limitations on such applicable ceiling referred to and defined in the Code, and further subject to any right such holder may have subsequently, under applicable law, to change the method of determining the Maximum Rate.

“Prime Rate” shall mean that variable rate of interest per annum established by Lender from time to time as its prime rate which shall vary from time to time. Such rate is set by Lender as a general reference rate of interest, taking into account such factors as Lender may deem appropriate, it being understood that many of Lender’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate charged to any customer and that Lender may make various commercial or other loans at rates of interest having no relationship to such rate.

This Note is the Note provided for in the Agreement. Borrower may prepay the principal of this Note upon the terms and conditions specified in the Agreement. Borrower may borrow, repay, and reborrow hereunder upon the terms and conditions specified in the Agreement.

Notwithstanding anything to the contrary contained herein, no provisions of this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Note or otherwise in connection with this loan transaction, the provisions of this paragraph shall govern and prevail, and neither Borrower nor the sureties, guarantors, successors or assigns of Borrower shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Borrower and Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or

2

EXHIBIT 10.1

unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Note so that the interest for the entire term does not exceed the Maximum Rate.

If default occurs in the payment of principal or interest under this Note, or upon the occurrence of any other Event of Default, as such term is defined in the Agreement, the holder hereof may, at its option, (a) declare the entire unpaid principal of and accrued interest on this Note immediately due and payable without notice, demand or presentment, all of which are hereby waived, and upon such declaration, the same shall become and shall be immediately due and payable, (b) foreclose or otherwise enforce all liens or security interests securing payment hereof, or any part hereof, (c) offset against this Note any sum or sums owed by the holder hereof to Borrower and (d) take any and all other actions available to Lender under this Note, the Agreement, the Loan Documents (as such term is defined in the Agreement) at law, in equity or otherwise. Failure of the holder hereof to exercise any of the foregoing options shall not constitute a waiver of the right to exercise the same upon the occurrence of a subsequent Event of Default.

If the holder hereof expends any effort in any attempt to enforce payment of all or any part or installment of any sum due the holder hereunder, or if this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Borrower agrees to pay all costs, expenses, and fees incurred by the holder, including all reasonable attorneys’ fees.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THIS NOTE IS PERFORMABLE IN HARRIS COUNTY, TEXAS.

Borrower and each surety, guarantor, endorser, and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Note, all without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to release or substitute part or all of the collateral securing this Note, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

UNIVERSITY HOSPITAL SYSTEMS, LLP, a Delaware limited liability partnership

By:
Karnran Nezami
President

3

EXHIBIT 10.1

EXHIBIT “B”

GUARANTY AGREEMENT

WHEREAS, the execution of this Guaranty Agreement dated as of October     , 2006 is a condition to FELIX SPIEGEL, M.D. (“Lender”), making a loan to UNIVERSITY HOSPITAL SYSTEMS, LLP, a Delaware limited liability partnership (“Borrower”), pursuant to that certain Loan Agreement dated of even date, between Borrower and Lender (such Loan Agreement as it my hereafter be amended or modified from time to time, is hereinafter referred to as the “Loan Agreement”);

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned, Karman Nezami, an individual (the “Guarantor”), hereby irrevocably and unconditionally guarantees to Lender the full and prompt payment and performance of the Guaranteed Indebtedness (hereinafter defined). This Guaranty Agreement shall be upon the following terms:

1. The term “Guaranteed Indebtedness”, as used herein means all of the “Obligations”, as defined in the Loan Agreement. The term “Guaranteed Indebtedness” shall include any and all post-petition interest and expenses (including attorneys’ fees) whether or not allowed under any bankruptcy, insolvency, or other similar law. As of the date of this Guaranty Agreement, the Obligations include, but are not limited to, the indebtedness evidenced by (i) that certain revolving credit promissory note in the maximum principal amount of $2,000,000.00, dated of even date, executed by Borrower and payable to the order of Lender (the “Note”), and (ii) all renewals, extensions, amendments, decreases or other modifications of any of the foregoing and all promissory notes given in renewal, extension, amendment, decrease or other modification thereof.

2. This instrument shall be an absolute, continuing, irrevocable, and unconditional guaranty of payment and performance, and not a guaranty of collection, and Guarantor shall remain liable on its obligations hereunder until the payment and performance in full of the Guaranteed Indebtedness. No setoff, counterclaim, recoupment, reduction, or diminution of any obligation, or any defense of any kind or nature which Borrower may have against Lender or any other party, or which Guarantor may have against Borrower, Lender, or any other party, shall be available to, or shall be asserted by, Guarantor against Lender or any subsequent holder of the Guaranteed Indebtedness or any part thereof or against payment of the Guaranteed Indebtedness or any part thereof.

3. If Guarantor becomes liable for any indebtedness owing by Borrower to Lender by endorsement or otherwise, other than under this Guaranty Agreement, such liability shall not be in any manner impaired or affected hereby, and the rights of Lender hereunder shall be cumulative of any and all other rights that Lender may ever have against Guarantor. The exercise by Lender of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

4. In the event of default by Borrower in payment or performance of the Guaranteed Indebtedness, or any part thereof, when such Guaranteed Indebtedness becomes due, whether by

EXHIBIT 10.1

its terms, by acceleration, or otherwise, Guarantor shall promptly pay the amount due hereunder to Lender within two (2) business days after notice and demand in lawful money of the United States of America and it shall not be necessary for Lender, in order to enforce such payment by Guarantor, first to institute suit or exhaust its remedies against Borrower or others liable on such Guaranteed Indebtedness, or to enforce any rights against any collateral which shall ever have been given to secure such Guaranteed Indebtedness. Until payment in full of the Guaranteed Indebtedness and the passage of a period of ninety (90) days thereafter, Guarantor waives any and all rights it may now or hereafter have under any agreement or at law or in equity (including, without limitation, any law subrogating the Guarantor to the rights of Lender) to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other party liable for payment of any or all of the Guaranteed Indebtedness for any payment made by Guarantor under or in connection with this Guaranty Agreement or otherwise.

5. If acceleration of the time for payment of any amount payable by Borrower under the Guaranteed Indebtedness is stayed upon the insolvency, bankruptcy, or reorganization of Borrower, all such amounts otherwise subject to acceleration under the terms of the Guaranteed Indebtedness shall nonetheless be payable by Guarantor hereunder forthwith on demand by Lender.

6. Guarantor hereby agrees that its obligations under this Guaranty Agreement shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including, without limitation, one or more of the following events, whether or not with notice to or the consent of Guarantor: (a) the taking or accepting of collateral as security for any or all of the Guaranteed Indebtedness or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Guaranteed Indebtedness; (b) any partial release of the liability of Guarantor hereunder, or the full or partial release of any other guarantor or obligor from liability for any or all of the Guaranteed Indebtedness; (c) any disability of Borrower, or the dissolution, insolvency, or bankruptcy of Borrower, Guarantor, or any other party at any time liable for the payment of any or all of the Guaranteed Indebtedness; (d) any renewal, extension, modification, waiver, amendment, or rearrangement of any or all of the Guaranteed Indebtedness or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (e) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by Lender to Borrower, Guarantor, or any other party ever liable for any or all of the Guaranteed Indebtedness; (f) any neglect, delay, omission, failure, or refusal of Lender to take or prosecute any action for the collection of any of the Guaranteed Indebtedness or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (g) the unenforceability or invalidity of any or all of the Guaranteed Indebtedness or of any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (h) any payment by Borrower or any other party to Lender is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason Lender is required to refund any payment or pay the amount thereof to someone else; (i) the settlement or compromise of any of the Guaranteed Indebtedness; (j) the non-perfection of any security interest or lien securing any or all of the Guaranteed Indebtedness; (k) any impairment of any collateral securing any or all of the Guaranteed Indebtedness; (l) any change in the corporate existence, structure, or ownership of Borrower; or (m) any other circumstance which might otherwise constitute a defense available to, or discharge of, Borrower or Guarantor.

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EXHIBIT 10.1

7. Guarantor represents and warrants to Lender as follows:

(a) Guarantor has the power and authority and legal right to execute, deliver, and perform its obligations under this Guaranty Agreement and this Guaranty Agreement constitutes the legal, valid, and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditor’s rights.

(b) The execution, delivery, and performance by Guarantor of this Guaranty Agreement do not and will not violate or conflict with any law, rule, or regulation or any order, writ, injunction, or decree of any court, governmental authority or agency, or arbitrator and do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any lien upon any assets of Guarantor pursuant to the provisions of any indenture, mortgage, deed of trust, security agreement, franchise, permit, license, or other instrument or agreement to which Guarantor or its properties is bound.

(c) No authorization, approval, or consent of, and no filing or registration with, any court, governmental authority, or third party is necessary for the execution, delivery, or performance by Guarantor of this Guaranty Agreement or the validity or enforceability thereof.

(d) The value of the consideration received and to be received by Guarantor as a result of Borrower and Lender entering into the Loan Agreement and Guarantor executing and delivering this Guaranty Agreement is reasonably worth at least as much as the liability and obligation of Guarantor hereunder, and such liability and obligation and the Loan Agreement have benefited and may reasonably be expected to benefit Guarantor directly or indirectly.

(e) Guarantor represents and warrants to Lender that Guarantor IS not insolvent and Guarantor’s assets exceed its liabilities.

8. Guarantor covenants and agrees that, as long as the Guaranteed Indebtedness or any part thereof is outstanding or Lender has any commitment under the Loan Agreement:

(a) Within ten {10) days after Lender’s request therefore, Guarantor will furnish to Lender such financial information concerning Guarantor as Lender may reasonably request.

9. Should the Guarantor fail to repay the Guaranteed Indebtedness in the manner required by Section 4 hereof, Lender shall have the right to set off and apply against this Guaranty Agreement or the Guaranteed Indebtedness or both, at any time and without notice to Guarantor, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Guarantor (but not as to funds owing to Guarantor in its capacity as trustee or agent). In addition to Lender’s right of setoff and as further

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EXHIBIT 10.1

security for this Guaranty Agreement and the Guaranteed Indebtedness, Guarantor hereby grants Lender a security interest in all deposits (general or special, time or demand, provisional or final) and all other accounts of Guarantor (but not as to funds owing to Guarantor in its capacity as trustee or agent) now or hereafter on deposit with or held by Lender and all other sums at any time credited by or owing from Lender to Guarantor. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

10. Guarantor hereby agrees that the Subordinated Indebtedness (as hereinafter defined) shall be subordinate and junior in right of payment to the prior payment in full of all Guaranteed Indebtedness, and Guarantor hereby assigns the Subordinated Indebtedness to Lender as security for the Guaranteed Indebtedness. If any sums shall be paid to Guarantor by Borrower or any other person or entity on account of the Subordinated Indebtedness, such sums shall be held in trust by Guarantor for the benefit of Lender and shall forthwith be paid to Lender as a credit against the liability of Guarantor under this Guaranty Agreement. For purposes of this Guaranty Agreement, the term “Subordinated Indebtedness” means all indebtedness, liabilities, and obligations of Borrower to Guarantor other than payment for services performed and reimbursement for ordinary business expenses, whether such indebtedness, liabilities, and obligations now exist or are hereafter incurred or arise, or whether the obligations of Borrower thereon are direct, indirect, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of the person or persons in whose favor such indebtedness, obligations, or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantor.

11. No amendment or waiver of any provision of this Guaranty Agreement nor consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by Lender. No failure on the part of Lender to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The - remedies herein provided are cumulative and not exclusive of any remedies provided by law. The provisions of this paragraph shall not waive the Guarantor’s rights that any action arising hereunder be brought within the time established by any applicable statue of limitations.

12. This Guaranty Agreement is for the benefit of Lender and its successors and assigns, and in the event of an assignment of the Guaranteed Indebtedness, or any part thereof, the rights and benefits hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty Agreement is binding not only on Guarantor, but on Guarantor’s heirs and personal representatives.

13. Guarantor recognizes that Lender is relying upon this Guaranty Agreement and the undertakings of Guarantor hereunder in making extensions of credit to Borrower under the Loan Agreement and further recognizes that the execution and delivery of this Guaranty Agreement is a material inducement to Lender in entering into the Loan Agreement. Guarantor hereby acknowledges that there are no conditions to the full effectiveness of this Guaranty Agreement other than the advance by the Lender of the Guaranteed Indebtedness.

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EXHIBIT 10.1

14. This Guaranty Agreement is executed and delivered as an incident to a lending transaction negotiated, consummated, and performable in Harris County, Texas, and shall be governed by and construed in accordance with the laws of the State of Texas. Any action or proceeding against Guarantor under or in connection with this Guaranty Agreement may be brought in any state or federal court in Harris County, Texas, and Guarantor hereby irrevocably submits to the nonexclusive jurisdiction of such courts, and waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court. Guarantor agrees that service of process upon it may be made by certified or registered mail. return receipt requested, at its address specified on the signature page of this Guaranty Agreement. Nothing herein shall limit the right of Lender to bring any action or proceeding against Guarantor or with respect to any of Guarantor’s property in courts in other jurisdictions. Any action or proceeding by Guarantor against Lender shall be brought only in a court located in Harris County, Texas.

15. Guarantor shall pay on demand all reasonable attorneys’ fees and all other costs and expenses incurred by Lender in connection with the enforcement, or collection of this Guaranty Agreement.

16. Other than such notice as if expressly provided for herein, Guarantor hereby waives promptness, diligence, notice of any default under the Guaranteed Indebtedness, demand for payment, notice of acceptance of this Guaranty Agreement, presentment, notice of protest, notice of dishonor, notice of the incurring by Borrower of additional indebtedness, and all other notices and demands with respect to the Guaranteed Indebtedness and this Guaranty Agreement.

17. Any notices given hereunder shall be given in the manner provided by and to the addresses set forth in the Loan Agreement.

18. Guarantor hereby represents and warrants to Lender that Guarantor has adequate means to obtain from Borrower on a continuing basis information concerning the financial condition and assets of Borrower and that Guarantor is not relying upon Lender to provide (and Lender shall have no duty to provide) any such information to Guarantor either now or in the future.

19. Guarantor understands and agrees that (a) Lender’s document retention policy involves the imaging of executed loan documents and the destruction of the paper originals, and (b) Guarantor waives any right that it may have to claim that the imaged copies of the Loan Documents are not originals.

20. This notice is being supplied in compliance with 12 C.F.R. 227, Regulation AA, promulgated by the Federal Reserve Board and applies to any Guaranteed Indebtedness which may be a consumer credit obligation as defined in such Regulation AA. You are being asked to guarantee the debt of Borrower now existing or hereafter arising. There is no limit as to the amount unless this Guaranty expressly provides for such limitation. Think carefully before you guarantee the existing and future debts of Borrower. If Borrower doesn’t pay any of such debts, you will have to. Be sure that you can afford to pay all such debts if you have to and that you want to accept this responsibility. You may have to pay up to the full amount of all Borrower’s debts if Borrower does not pay. You may also have to pay late fees or collection costs, which increase this amount. Lender can collect such debts from you without first trying to collect from

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EXHIBIT 10.1

Borrower. Lender can use the same collection methods against you that can be used against Borrower, such as suing you, etc. If any such debts is ever in default, that fact may become part of your credit record. This notice is not the contract that makes you liable for Borrower’s debts. The Guaranty that is set forth in this instrument is, however, a contract that makes you liable for Borrower’s debts.

21. THIS GUARANTY AGREEMENT EMBODIES THE FINAL, ENTIRE AGREEMENT · OF GUARANTOR AND LENDER WITH RESPECT TO GUARANTOR’S GUARANTY OF THE GUARANTEED INDEBTEDNESS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE. THERE ARE NO ORAL AGREEMENTS BETWEEN GUARANTOR AND LENDER. THIS GUARANTY AGREEMENT MAY NOT BE AMENDED EXCEPT IN WRITING BY GUARANTOR AND LENDER.

DATED and EFFECTIVE as of the day and year first written above.

GUARANTOR:

KAMRAN NEZAMI

Address:

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EXHIBIT 10.1

EXHIBIT “C”

ADVANCEREQUESTFORM

TO:	Felix Spiegel, M.D.

The undersigned is an authorized representative of UNIVERSITY HOSPITAL SYSTEMS, LLP (the “Borrower”), and is authorized to make and deliver this certificate pursuant to that certain Loan Agreement dated as of October    , 2006 between the Borrower and Felix Spiegel, M.D. (the “Lender”). (Such Loan Agreement, as it may be amended is referred to as the “Loan Agreement”.) All terms defined in the Loan Agreement shall have the same meaning herein.

Borrower hereby requests an Advance (the “Requested Advance”) m the amount of $         in accordance with the Loan Agreement.

In connection with the foregoing and pursuant to the terms and provisions of the Loan Agreement, the undersigned hereby certifies that the following statements are true and correct:

(a) The representations and warranties contained in Article VIII of the Loan Agreement and in each of the other Loan Documents are true and correct on and as of the date hereof with the same force and effect as if made on and as of such date.

(b) No Event of Default or Unmatured Event of Default has occurred and is continuing or would result from the Requested Advance. Borrower acknowledges that if an Event of Default or Unmatured Event of Default exists Lender is not obligated to fund the Requested Advance.

(c) Since the date of the financial statements of Borrower most recently delivered to Lender, there has been no Material Adverse Effect.

(d) The amount of the Requested Advance, when added to the principal amount of all Advances outstanding, will not exceed the Commitment.

EXHIBIT 10.1

Advance Request Information

1.	Commitment		$2,000,000.00

2.	Amount of Outstanding Advances	$

3.	Available Amount (line (1) minus line (2))	$

4.	Amount of Requested Advance	$

Dated as of:

BORROWER:

UNIVERSITY HOSPITAL SYSTEMS, LLP,

By:
Kamran Nezami
President